EXHIBIT 99.4

For further information contact:
                                          ServiceMaster
                                          Claire Buchan, VP Comm,  (630)271-2150
                                          Bruce  Duncan,  VP  IR,  (630)271-2187
                                          Steve Preston, CFO, (630)271-2637

                                          ARS
                                          Jennifer Tweeton, (713)599-9015


FOR IMMEDIATE RELEASE
March 23, 1999


                    SERVICEMASTER ANNOUNCES TENDER OFFER FOR
                          AMERICAN RESIDENTIAL SERVICES

         DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) and American

Residential Services (NYSE:ARS) today announced that their Boards of Directors have approved a definitive agreement under which ServiceMaster will acquire ARS.

Under the terms of the agreement, ServiceMaster will initiate a cash tender offer for all of the outstanding shares of ARS common stock at a price of $5.75 per share.  The total acquisition cost is approximately $92 million in cash and

$180 million of assumed indebtedness.



     The acquisition of ARS will establish ServiceMaster as one of the country's leading providers of heating, ventilation and air conditioning services, and will complement the Company's Rescue Rooter plumbing business, which is already among the nation's largest and fastest growing plumbing and drain cleaning companies.

         Houston-based ARS provides comprehensive maintenance, repair and replacement services for HVAC, plumbing, electrical and other systems and major appliances in homes and commercial buildings.  The company, which had 1998 annualized revenues of approximately $550 million, operates in 59 markets in 17 states and the District of Columbia.  ARS also will support the HVAC services offered to the residential market by ServiceMaster through its American Home

Shield warranty program and its maintenance management service of commercial

HVAC equipment in hospitals and schools.



         "The acquisition of ARS continues our strategy of expanding our service network by acquiring platform companies that are servicing both commercial and residential customers and are operating in fragmented markets where there is an opportunity to organize and provide an efficient service system.  This strategy was initiated by ServiceMaster in 1986 with the acquisition of Terminix, and over the years we have established a proven track record of bringing added benefits to our customers as we have applied our operating skills and systems to improve productivity and service delivery.  In the last 14 months, with the acquisition of ARS, the 1998 acquisition of Rescue Rooter, and our entry into the commercial landscape business with the acquisition of LandCare and other regional landscape companies, we have added over $1 billion in revenue and positioned ServiceMaster for an added dimension of growth in expanding new markets," said ServiceMaster President and Chief Executive Officer Carlos H.

Cantu.

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

      Completion of the tender offer is subject to certain conditions, including the tender of at least 52 percent of the outstanding ARS common shares and the expiration of the applicable waiting period under the Hart-Scott-Rodino Act.

The offer and withdrawal rights are scheduled to expire on April 26, 1999,

unless the offer is extended.



         "This acquisition significantly expands our service offerings on a nationwide basis and provides added support for our rapidly growing American

Home Shield business," said ServiceMaster Consumer Services Group President

Ernie Mrozek.



         "ServiceMaster has an outstanding reputation for people development, a proven ability to operate service companies successfully, and a strong financial track record," said ARS President and Chief Executive Officer Thomas Amonett.

"We believe this acquisition will provide opportunities for our people to grow and develop, as well as the operational resources to grow the business."



      ServiceMaster serves more than 10.5 million customers in the United States and in 41 countries around the world, with annual customer level revenue of $6.4 billion.  ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management

Services.



     ServiceMaster Consumer Services now includes eight market-leading companies

- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter,

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

ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and

Furniture Medic-- which operate through the ServiceMaster Quality Service

Network of approximately 5,800 U.S. Company-owned locations and franchised businesses.


         ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.



        In accordance with the Private Securities Litigation Reform Act of 1995,

the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations.  Factors which could cause actual results to differ materially include the following (among others):

weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, the inability of key suppliers to achieve timely Y2K compliance in their delivery systems or the inability of the

Company to make its own systems Y2K compliant, and other factors listed from time to time in the Company's filings with the Securities and Exchange

Commission.

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